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                                                                    EXHIBIT 99.2


                SECOND AMENDMENT TO THE LIFEPOINT HOSPITALS, INC.
                          1998 LONG-TERM INCENTIVE PLAN

                                    RECITALS:

         WHEREAS, LifePoint Hospitals, Inc. (the "Company") established the 1998 Long-Term Incentive Plan (the "Plan") through which the Company may award incentives based on the common stock of the Company (the "Stock") to employees, consultants and independent contractors of the Company and its affiliates; and

         WHEREAS, the Company desires to amend the Plan to (i) limit the number of shares of Stock that may be granted pursuant to certain types of awards and
(ii) restrict the repricing of stock options;

         NOW, THEREFORE, the Plan is hereby amended as follows:

(A)      The following clause is added to the first sentence of Section 3.1:

         "provided, however, that no more than 300,000 of such shares of Common Stock may be issued pursuant to Restricted Stock Awards, Performance Awards, Phantom Stock Awards and Dividend Equivalent Awards in the aggregate."

(B)      A new Section 6.8 is added:

                  "6.8 Restrictions on Repricing of Options. With respect to an Option that has been granted hereunder, the exercise price may not be lowered, nor may the Option be replaced or regranted through cancellation without shareholder approval."

(C)      The following clauses are added to the first sentence of Section 15.4:

         "(iv) increase the aggregate number of shares of Common Stock that may be granted pursuant to Restricted Stock Awards, Performance Awards, Phantom Stock Awards and Dividend Equivalent Awards in accordance with
         Section 3.1 hereof, or (v) modify the terms of Section 6.8 hereof to permit Option repricing."

         IN WITNESS WHEREOF, the Board has duly executed and delivered this Second Amendment to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan to be effective as of May 15, 2001.


                                    LIFEPOINT HOSPITALS, INC.



                                    By: /s/ William F. Carpenter III
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                                    Its: Senior Vice President, General
                                         Counsel and Secretary
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